EXHIBIT J

[Letterhead of Arnold & Porter Kaye Scholer LLP]

January 13, 2026

Ministry of Finance

Government of Israel

1 Kaplan Street

Hakirya, Jerusalem 91131

ISRAEL

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Israel (“Israel”) in connection with the issuance and offering for sale of U.S.$2,250,000,000 aggregate principal amount of its 4.500% bonds due 2031 (the “2031 Bonds”), U.S.$2,000,000,000 aggregate principal amount of its 5.000% bonds due 2036 (the “2036 Bonds”), and U.S.$1,750,000,000 aggregate principal amount of its 5.875% bonds due 2056 (the “2056 Bonds” and, together with the 2031 Bonds and the 2036 Bonds, the “Bonds”) in the form of a takedown from Israel’s Registration Statement No. 333-238245 under Schedule B (the “Registration Statement”). The issuance and offering for sale of the Bonds are collectively referred to herein as the “Offering”. In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated May 20, 2020 (the “Prospectus”), the Prospectus Supplement dated January 6, 2026 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004 and as amended by Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016 (as so amended, the “Fiscal Agency Agreement”) between Israel and Citibank, N.A., as the fiscal agent, and the Underwriting Agreement dated January 6, 2026 (the “Underwriting Agreement”) by and among Israel and BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Aktiengesellschaft, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc. We have also reviewed Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2024, as amended (the “Annual Report”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended. The Underwriting Agreement and the Fiscal Agency Agreement are collectively defined herein as the “Agreements”.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Israel to enter into the Agreements and cause the issuance of the Bonds, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of Israel, we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel, a copy of which is being filed as an exhibit to the Annual Report, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Ministry of Finance

Government of Israel

January 13, 2026

Based upon and subject to the foregoing and assuming (x) the due authorization of the Bonds by Israel and (y) that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the laws of Israel, we are of the opinion that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Bonds will constitute valid and legally binding obligations of Israel under the laws of the State of New York.

The foregoing opinions as to enforceability of obligations of Israel are subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We are also of the opinion that the material anticipated U.S. federal income tax consequences of the purchase, ownership, and disposition of the Bonds are as set forth in that section of the Prospectus Supplement entitled “Taxation – U.S. Taxation”.

We hereby consent to the filing of this opinion as an exhibit to the Annual Report and to the reference to this firm under the heading “Validity of the Bonds” in the Prospectus Supplement and under the heading “Validity of the Debt Securities” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

The opinions set forth in this letter are effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we become aware, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or circumstances affecting any party.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP